Exhibit 3

                     [A.C.A. HOWE INTERNATIONAL LETTERHEAD]


                                    CONSENT

United States Securities and Exchange Commission ("SEC")

Dear Sirs/Mesdames:

Re:      Shore Gold Inc. - Annual Report on Form 40-F for the year ended
         December 31, 2005 (the "Annual   Report")

         Reference is made to the "Amended and Restated Technical Review of Shore Gold Inc. Diamond Exploration Project, Fort a la Corne, Saskatchewan, Canada" dated December 15, 2005 (the "Technical Report").

         The undersigned hereby consents to the inclusion of the Technical Report, our name and references to and excerpts from the Technical Report in both the Annual Report and through incorporation by reference into the Annual Report, to be filed with the SEC.

Date:  March 30, 2006



By: /s/ DANIEL C. LEROUX
    ----------------------------------------
     Name:  Daniel C. Leroux, B.Sc., P.Geo.
     Title:  Associate Consulting Geologist